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                                           Contact: Steven T. Downey
                                           Executive Vice President and
                                           Chief Financial Officer
                                           (502) 357-9030

                 VENTAS ANNOUNCEMENT ON VENCOR BANKRUPTCY FILING
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LOUISVILLE, KY (September 13, 1999) - Ventas, Inc. (NYSE: VTR), the
Louisville-based real estate company, today announced that its principal tenant, Vencor, Inc. (OTC: VCRI) filed a petition under Chapter 11 of the U.S. Bankruptcy Code in Wilmington, Delaware. Ventas received approximately 99 percent of its revenues in the year ended December 31, 1998 from Vencor.

There can be no assurance as to what effect the Vencor bankruptcy will have on Ventas. We expect Vencor's major creditors to support an expedited restructuring process. However, the bankruptcy filing of Vencor and the ultimate resolution of Vencor's obligations could significantly impact Ventas's revenues and its ability to service its indebtedness, including its ability to pay down, refinance, restructure and/or extend a $275 million Bridge Loan due on October 30, 1999, and to make distributions to its stockholders.

Ventas intends to publicly disclose additional information as developments in the Vencor bankruptcy proceeding warrant.

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). All statements regarding Ventas's expected future financial position, results of operations, cash flows, financing plans, business strategy, expected lease income, plans and objectives of management for future operations and statements that include words such as "anticipate", "believe", "plan", "estimate", "expect", "intend" and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and stockholders must recognize that actual results may differ from Ventas's expectations. Ventas does not undertake any duty to update such forward-looking statements.

Factors that may affect the plans or results of Ventas include, without limitation, (1) the treatment of Ventas's claims in Vencor's Chapter 11 proceedings and the ability of Vencor to successfully reorganize under its Chapter 11 proceedings, (2) the ability of Ventas's operators to maintain the financial strength and liquidity necessary to satisfy their obligations and duties


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Ventas Announcement on Vencor Bankruptcy Filing
Page 2
September 13, 1999


under leases and other agreements with Ventas and their existing credit agreements, (3) the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies and procedures,
(4) increases in the cost of borrowing for Ventas, (5) the ability of Ventas to pay, refinance, restructure and/or extend its indebtedness as it becomes due,
(6) the results of the ongoing settlement discussions pertaining to the billing disputes and other civil claims against Ventas and Vencor by the U.S. Department of Justice and other litigation affecting Ventas , and (7) the success of Ventas in implementing its business strategy and the nature and extent of future competition. Many of such factors are beyond the control of Ventas and its management.


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